EXHIBIT 11

                        ROBERTSON-CECO CORPORATION
              COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
              -----------------------------------------------
                   (Thousands, except per share amounts)
                                (Unaudited)

                                              Three Months Ended             Six Months Ended
                                                    June 30                       June 30
                                              ------------------            ------------------
                                   1994      1993         1994      1993
                                 --------  --------     --------  --------
PRIMARY:
 Income (loss) from continuing
   operations. . . . . . . . . . $   918   $(3,772)     $(4,593) $(12,387)
 Less dividends on preferred
   stock . . . . . . . . . . . .     -         (56)         -        (112)
                                 -------   -------      -------  --------

 Primary earnings (loss) . . . . $   918   $(3,828)     $(4,593) $(12,499)
                                 =======   =======      =======  ========

 Average number of shares of
   common stock outstanding. . .  15,773       881       15,773       881
 Incremental shares to reflect
   dilutive effect of deferred
   compensation plan . . . . . .     456       -            -         -
                                 -------   -------      -------  --------
   Total shares. . . . . . . . .  16,229       881       15,773       881
                                 =======   =======      =======  ========

 Primary earnings (loss) per
   common share. . . . . . . . . $   .06   $ (4.35)     $  (.29) $ (14.19)
                                 =======   =======      =======  ========




Share amounts are presented after giving effect to the 1 for 16.5 reverse stock spilt which became effective July 23, 1993.
